UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2005

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-30203	94-3208477
(Commission File Number)	(IRS Employer Identification No.)

1380 Willow Road

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 847-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement

On March 24 through 25, 2005, Nuance Communications, Inc. (“Nuance”) entered into a Change of Control and Retention Agreement (the “Retention Agreement”) with each of its officers, other than its Chief Executive Officer, who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”). On December 2, 2004, the Board of Directors (the “Board”) of Nuance authorized its Chief Executive Officer to cause Nuance to enter into such agreements, with certain specified terms, and such other terms as he may determine are appropriate, with such officers (the “Section 16 Officers”) and other officers of Nuance he may select.

Under the terms of the Retention Agreement, in the event of a “Change of Control” (as described below) of Nuance, each Section 16 Officer will be entitled, if terminated without Cause (as described below) or constructively terminated with Good Reason (as described below) within 18 months after the Change of Control, (a) to receive a cash severance payment equal to her or his annual salary and annual bonus, and (b) to have accelerated the vesting of 50% of his or her unvested options to purchase common stock of Nuance.

“Change of Control” is generally defined in the Retention Agreement as follows: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Nuance representing fifty percent (50%) or more of the outstanding shares of Nuance common stock or of the combined voting power of the outstanding securities of Nuance; (b) the consummation of the sale or disposition by Nuance of all or substantially all of its assets; (c) the consummation of a merger or consolidation of Nuance which would result in the voting securities of Nuance outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Nuance or such surviving entity immediately after such merger or consolidation; or (d) a change in the composition of the Board within any two year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” is defined as directors who either (i) are directors of Nuance as of March 24, 2005, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest relating to the election of directors of Nuance.

The Retention Agreement generally defines Cause as: (a) the willful failure of the Section 16 Officer to follow the lawful written directions of the board of the successor company; (b) the Section 16 Officer engaging in gross misconduct that is materially detrimental to the successor company; (c) the willful failure of the Section 16 Officer to comply, in any materially respect, with his or her confidentiality or propriety rights agreement with the successor company or the insider trading policy or other reasonable policies of the successor company; or (d) the Section 16 Officer being convicted of a felony or a crime involving moral turpitude or a court determining that he or she has committed a fraud against the successor company or a fraud against any other person or entity that is materially detrimental to the successor company.

The Retention Agreement generally defines Good Reason as: (a) the assignment to the Section 16 Officer of a title, position, responsibilities or duties that are not a substantive functional equivalent to such capacities assigned to her or him prior to the Change of Control; (b) a reduction in the base salary or target bonus opportunity of the Section 16 Officer in effect prior to the Change of Control; (c) the failure of the successor company to continue to provide the Section 16 Officer an opportunity to participate in benefit or compensation plans, or to receive other fringe benefits, provided to her or him prior to the Change of Control; (d) the successor company requiring the Section 16 Officer to relocate to an office more than 50 miles from her or his residence or to engage in travel at a frequency or for a duration substantially in excess of that required prior to the Change of Control; (e) a material breach of the Retention Agreement by the successor company; or (f) any other constructive termination of the Section 16 Officer by the successor company.

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ITEM 5.02	Election of Director

On March 23, 2005, the Board of Directors of Nuance Communications, Inc. (“Nuance”) elected Sandra Bergeron as a director of Nuance to fill the vacancy on the Board created by the resignation of Vinton Cerf in December 2004. Ms. Bergeron will serve as a Class I Director, and her term will expire at Nuance’s Annual Meeting of Stockholders in 2007. No decision has yet been made with respect to the committee(s) of the Board on which she will serve.

Ms. Bergeron has served as Executive Vice President of Corporate Development and Strategic Research of McAfee, Incorporated (formerly Network Associates, Inc.,) a company offering computer security solutions, since November 2001. She has been employed with McAfee, and a company acquired by McAfee, in various senior management capacities since April 1995. Prior to joining Network Associates, Ms. Bergeron was employed by Dun & Bradstreet Corporation (“D&B”), and worked for A.C. Neilsen, Incorporated, a division of D&B, from November 1990 to March 1995.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC. (Registrant)

Dated: March 29, 2005	By:	/s/ DOUGLAS CLARK NEILSSON
Douglas Clark Neilsson Vice President and General Counsel

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